Exhibit (a)(1)(H)
Election Form (2 screenshots)
Lam Research Corporation
ELECTION FORM
RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND
CERTAIN OUTSTANDING OPTIONS
DATED APRIL 3, 2008
THE OFFER EXPIRES AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 1, 2008,
UNLESS THE OFFER IS EXTENDED.

Name: REGULAR USER	Employee ID: 456
Indicate your decision to tender your Eligible Options identified below for amendment by checking the “Elect to Tender All Eligible Options” box. If you do not want to tender your Eligible Options for amendment, check the “Elect NOT to Tender Any Options” box. If you do not clearly mark the “Elect to Tender All Eligible Options” box, your election with respect to all options will default to “Elect NOT to Tender Any Options. “ In that event your Eligible Options will not be amended and you will not become entitled to the cash payment with respect to your Eligible Options. In addition you will be solely responsible for the adverse tax consequences with respect to your options and any taxes interest or penalties incurred under IRC Section 409A and as applicable similar provisions of state law. You must elect to tender all or none of your Eligible Options.

☑ Elect to Tender All Eligible Options	☐ Elect NOT to Tender Any Eligible Options

						Fair
						Market
				Number of		Value of
		Exercise	Total	Option Shares		Stock on
Original		Price	Number of	Eligible for	Revised	Revised	Cash
Grant	Option	Per	Exercisable	Tender Offer	Grant	Grant	Payment	Total Cash
Date	Number	Share	Shares	Amendment	Date	Date	Per Share	Payment
Dec 10, 2003	4	$3.45	750	500	Dec 15, 2003	$3.15	$1.00	$500.00
Dec 10, 2004	5	$3.45	750	550	Dec 15, 2003	$3.15	$1.00	$550.00
Dec 10, 2005	6	$3.45	750	50	Dec 15, 2003	$3.15	$1.00	$50.00